Diguang International Announces Results for Third-Quarter 2008

SHENZHEN, China, November 14, 2008-- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang” or “the Company”) today announced financial results for the third quarter, ended September 30, 2008, of the Company's 2008 fiscal year.

Revenue for the third quarter was $13.6 million, compared to $15.7 million in the third quarter last year.

International sales totaled $9.4 million for the quarter ended September 30, 2008, compared to $13.6 million in international sales for the quarter ended September 30, 2007.

Sales to domestic (China) customers were $4.2 million in the third quarter of 2008, a 96.4% increase from $2.1 million reported in the third quarter of 2007.

Gross margin for the third quarter of 2008 was 6.5%, down from 19.3% gross margin in the third quarter of 2007.

Total operating expenses for the third quarter of 2008 were $2.1 million, or 15.5% of sales, compared to $2.4 million, or 15.0% of sales in the third quarter of 2007.

Net loss was $1.3 million, compared with a net income of $789,035 for the quarter ended September 30, 2007. Both basic and diluted weighted average earnings per share were with a loss of $0.06 for the third quarter of 2008, compared to $0.03 for both basic and diluted weighted average EPS in the third quarter of 2007.

As of September 30, 2008, cash and equivalents were $11.3 million, plus short-term deposits of $44,183, compared with cash and equivalents of $16.3 million at December 31, 2007.

“We experienced a significant decline in customer orders for the third quarter,” stated Song Yi, President and Chief Executive Officer of Diguang, “due to lower overall demand globally for digital devices, especially those incorporating LCD displays. In response, we are being proactive on two fronts with strategies to increase higher margin revenues while better managing costs and productivity.”

“On the revenue side, we are shifting sales and production focus from mid-size backlights to small-size and large-size products, to more effectively utilize our labor force and equipment,” Mr. Song continued. “We are also shifting emphasis from international to domestic customers because the impact of recession in China is not as problematic as it has been in the U.S. and the European Union markets.”

“Our launch of value-priced mini-notebook products has been well received,” noted Mr. Song. “This initiative and our LED general lighting segment announced last quarter represent higher-margin, higher-growth opportunities that leverage both our expertise in backlights, as well as our LED technology capabilities and experience. Much of our trade show investments are focused on these two product areas.

“The weakening global economic environment also challenges us to better manage costs,” observed Mr. Song. “We are responding in three ways: reducing labor costs by matching manpower with need, further linking management compensation to operating performance, and consolidating redundant facilities to reduce our operating scale. All of these steps should help us reduce operating expenditures while increasing productivity.”

“When you look at our customized liquid crystal module assemblies and the new markets we are targeting in LED general lighting and mini-notebooks,” Mr. Song concluded, “we have ample growth opportunities to offset declining backlight sales. When display inventories get worked off and the backlight market recovers, we will become a much stronger, more efficient company with at least three premium business segments.”

Highlights for the nine months ended September 30, 2008

Net revenue was approximately $46.7 million for the nine months ended September 30, 2008, an increase of $15.3 million, or 48.8%, compared to $31.4 million for the nine months ended September 30, 2007.

Cost of sales was $40.1 million for the nine months ended September 30, 2008, an increase of $15.3 million, or 60%, compared to $25.7 million for the nine months ended September 30, 2007.

Overall gross margin for the nine months ended September 30, 2008 was 12.2%, compared to 18.1% for the nine months ended September 30, 2007.

The Company’s net loss during the nine months ended September 30, 2008 was $998,000, compared to a net loss of $921,000 for the nine months ended September 30, 2007.

The diluted weighted average earnings loss per share was $0.04 for the nine months ended September 30, 2008, compared to the same diluted weighted average earnings loss per share for the nine months ended September 30, 2007.

Recent Developments

Diguang exhibited its CCLF and LED backlights, LED general lighting products, and new line of LED mini-notebooks at the 72nd CEF Shanghai Show, November 12-15, 2008, at the Shanghai New International Expo Center.

The Company exhibited a variety of its new LED general lighting products at the 2008 Hong Kong International Lighting Fair, October 27-30, 2008.

Diguang launched its mini-notebook using LED technologies at GITEX Technology Week, in Dubai, October 19-23, 2008.

On September 24, 2008, Diguang announced that its subsidiary Shenzhen Diguang Electronics Co., Ltd. recently entered into an agreement with the Information Industry Department of Guangdong Province to research, develop and commercialize a new super-slim LED backlight.

Teleconference and Webcast Information

Management will conduct a conference call and webcast to discuss 2008 third quarter financial results, ended September 30, 2008. The conference call and webcast will take place at 10:00 a.m. Eastern U.S. time on Monday, November 17, 2008. Anyone interested in participating should call 866-804-6922 if calling from within the United States, or 857-350-1668 if calling internationally; the passcode is 98942816.

There will be a replay available until November 24, 2008. To listen to the playback, please call 888-286-8010 if calling within the United States, or 617-801-6888 if calling internationally. Please use passcode 22512941 for the replay.

The event will also be webcast live through a link on the Company’s web site at www.diguangintl.com, where a webcast archive will be available for 90 days, and is being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Use of Non-GAAP Financial Measures

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which requires the Company to begin recognizing compensation expense relating to stock-based payment transactions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provides non-GAAP financial information. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About Diguang International Development Co., Ltd.

Diguang, through its subsidiaries, specializes in the research, development, production, sale and distribution of backlights and backlight technologies. A backlight is the typical light source of a liquid crystal display (LCD). The Company is focused on providing LED and CCFL backlights for international producers of televisions, monitors, cellular phones, digital cameras, DVDs and other home appliances. Diguang currently develops an average of approximately 50 new products per month. The Company also develops energy-saving technologies and solutions for rapidly growing LED general lighting markets and offers a new line of mini-notebook computers. Diguang is a Nevada corporation with its manufacturing subsidiary located in Shenzhen, PRC, and its sales and marketing subsidiary located in the British Virgin Islands.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market performance of Diguang International’s products, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:
Viola Tse
Diguang International Development Co., Ltd.
Tel: +1-626-593-5486

Investor Relations Contact:
Sean Collins, Senior Partner
CCG Investor Relations
Tel: +1-310-477-9800 x202
www.ccgasia.com

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DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	September 30,
ASSETS	2007	2008
Current assets:		(Unaudited)

Cash and cash equivalents	$16,250,727	$11,370,203
Short term deposits	-	44,183
Accounts receivable, net of allowance for doubtful accounts $680,784 and $706,253	12,713,705	17,906,767
Inventories, net of provision $841,518 and $959,953	7,499,768	9,587,866
Other receivables, net of provision $102,574 and $110,198	389,764	316,128
VAT recoverable	407,376	-
Advance to suppliers	904,203	2,152,244
Deferred tax asset	86,572	86,572
Amount due from related parties	-	109,021
Total current assets	38,252,115	41,572,984

Investment, net of impairment $622,194 and $622,194	877,806	877,806
Property and equipment, net	17,449,871	18,639,295
Construction in progress	-	3,782
Total assets	$56,579,792	$61,093,867
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans	$-	$4,418,327
Accounts payable	18,855,416	18,851,621
Advance from customers	464,281	723,253
Accruals and other payables	3,358,199	1,998,911
Accrued payroll and related expense	795,690	660,423
Income tax payable	428,217	429,455
Amount due to related parties	1,465,790	817,148
Amount due to stockholders	1,100,000	1,681,185
Total current liabilities	26,467,593	29,580,323

Research funding advanced	245,730	320,329
Amount due to stockholders	1,100,000	-
Total non-current liabilities	1,345,730	320,329
Total liabilities	27,813,323	29,900,652

Minority interest	1,475,361	2,609,934
Stockholders’ equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 shares and 22,593,000 issued, 22,340,700 shares and 22,077,600 outstanding	22,593	22,593
Additional paid-in capital	20,028,955	20,456,333
Treasury stock at cost	(429,295)	(672,165)
Appropriated earnings	1,949,839	2,047,477
Retained earnings	3,127,110	2,031,437
Translation adjustment	2,591,906	4,697,606
Total stockholders’ equity	27,291,108	28,583,281

Total liabilities and stockholders' equity	$56,579,792	$61,093,867

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME(LOSS)
(In US Dollars)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Revenues, net	$31,378,156	$46,696,057	$15,719,648	$13,599,288
Cost of sales	25,686,539	40,994,317	12,684,237	12,718,211

Gross profit	5,691,617	5,701,740	3,035,411	881,077

Selling expense	1,620,372	1,264,818	657,631	481,837
Research and development costs	945,399	978,377	387,052	326,774
General and administrative expenses	4,422,405	3,766,713	1,307,763	1,305,495

Income (loss) from operations	(1,296,559)	(308,168)	682,965	(1,233,029)

Interest income (expense), net	178,015	(170,604)	87,012	(48,150
Investment income (loss)	33,115	66,052	(53,935	36,873
Other income (expense)	432,827	(189,730)	185,459	23,619

Income (loss) before income taxes	(652,602)	(602,450)	901,501	(1,220,687)

Income tax provision	50,668	125,653	31,219	885

Net income (loss) before minority interest	(703,270)	(728,103)	870,282	(1,221,572)

Minority interests	217,614	269,932	81,247	79,981

Net income (loss) to common shareholders	$(920,884)	$(998,035)	$789,035	$(1,301,553)

Weighted average common shares outstanding - basic	22,590,794	22,245,762	22,586,407	22,137,326

Earnings (Loss) per share - basic	$(0.04)	$(0.04)	$0.03	$(0.06)

Weighted average common shares outstanding - diluted	22,590,794	2,245,762	22,586,407	22,137,326

Earning (Loss) per shares - diluted	$(0.04)	$(0.04)	$0.03	$(0.06)

Other comprehensive income:
Net income (loss)	(920,884)	(998,035)	789,035	(1,301,553)
Translation adjustment	1,335,044	2,105,700	847,845	246,327

Other comprehensive income (loss)	$414,160	$1,107,665	$1,636,880	$(1,055,226)